Verde Bio Holdings, Inc. Announces Major Acquisition of Mineral and Royalty Interests

--Acquisition Includes Revenue Producing Interests in the Haynesville Shale of Northern Louisiana--

FRISCO, TEXAS, June 16, 2021 -- Verde Bio Holdings, Inc. (OTC: VBHI)(“Verde” or the “Company”), an oil and gas investment company, announced that it has closed on the purchase of a revenue producing oil and gas interests in the Haynesville Shale deposit.  The purchase was for $800,000 in cash. As a result of the purchase Verde is entitled to the cash flow from production attributable to the acquisition as of June 1, 2021.

Verde has now closed on the purchase of a total of 16 mineral and royalty deals including this acquisition. Verde has revenue producing holdings in eighteen counties in eight states. The current portfolio consists of 55% oil and 45% natural gas.

Current expected combined revenue from the 16 acquisitions is approximately $94,000 per month or more than $1,128,000 on an annualized basis once Verde is in pay status on all wells.

The interests being acquired relate to deposits located in Bienville Parish, Louisiana.  The wells are operated by Texas based Aethon Energy Management. Aethon is a leading Haynesville natural gas company which is currently running multiple rigs in the area.

Currently there are four wells producing across the purchased acreage resulting in approximately $12,000 per month in revenue to Verde. With this large acreage position, there is tremendous upside potential for new wells to be drilled as Aethon is actively developing the area in the Haynesville and the Mid-Bossier Shale formations.

All assets acquired also provide Verde with the potential benefit of increases in commodities pricing. These assets were bought on a basis of historically low pricing. With increasing oil and gas prices, it is possible that current revenue could also increase in the next couple of months.

Scott Cox, CEO of Verde, said, “We pride ourselves on creativity, flexibility, and reliability, and we are delighted to close this current transaction.  This acquisition is located in the active heart of the Haynesville Shale. The wells are in an excellent area that are just out of the decline curve with stable monthly production and with the upside of more wells to be drilled on the acreage. We have great confidence both in Aethon as an operator and in these assets and we look forward to jointly benefiting as they continue to operate and develop. The Haynesville Shale is a massive dry natural gas formation in Northwest Louisiana and East Texas which was discovered in 2008.”

“This transaction continues to confirm and highlight our business plan of acquiring diversified mineral and royalty portfolios with the current downturn of oil and gas prices. We remain focused on executing our business plan and creating long-term value for our shareholders. Through our balanced approach of capital raising and acquisitions, we have begun to build a highly diversified portfolio of revenue producing interests and look forward to continuing to build on these through future strategic acquisitions,” Mr. Cox concluded.

About Verde Bio Holdings, Inc. Verde Bio Holdings, Inc. (OTC: VBHI), is a growing U.S. Energy Company based in Frisco, Texas, engaged in the acquisition and management of Mineral and Royalty interests in lower risk, onshore oil and gas properties within the major oil and gas plays in the U.S. The Company’s dual-focused growth strategy relies primarily on leveraging management’s expertise to grow through the strategic acquisition of revenue producing royalty interest and strategic and opportunistic non-operated working interests.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2019 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Contact:

Paul Knopick E & E Communications

pknopick@eandecommunications.com

940.262.3584